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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
            PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO. ___)(1)


                                NetGenesis Corp.
   ---------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
  ----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   64107E 10 7
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
   ---------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)


--------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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------------------------------                    ------------------------------
CUSIP No. 64107E 10 7                13G             Page  2  of   6  Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Lawrence S. Bohn
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

     (a) [ ]
     (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              1,168,354
       NUMBER OF         -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               0
         EACH            -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
      PERSON WITH
                              1,168,354
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,168,354
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

     CERTAIN SHARES*  [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


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ITEM 1(a).   NAME OF ISSUER:

             NetGenesis Corp.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             One Alewife Center
             Cambridge, MA   02140

ITEM 2(a).   NAME OF PERSON FILING:

             Lawrence S. Bohn

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             One Alewife Center
             Cambridge, MA   02140

ITEM 2(c).   CITIZENSHIP:

             U.S.A.

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

             Common Stock, $0.001 par value per share

ITEM 2(e).   CUSIP NUMBER:

             64107E 10 7

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b)
          OR (c), CHECK WHETHER THE PERSON FILING IS A:    Not Applicable

     (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange
             Act.

     (d) [ ] An investment company registered under Section 8 of the Investment Company Act.

     (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).


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     (g) [ ] A parent holding company or control person in accordance with Rule
             13d-1(b)(1)(ii)(G).

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

     (j) [ ] Group, in accordance with Rule 13d-1(b)(l)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4. OWNERSHIP.

     (a)     Amount beneficially owned: 1,168,354 shares
                                        ----------------

     (b)     Percent of class: 5.4%
                               ----

     (c)     Number of shares as to which such person has:

             (i)    Sole power to vote or to direct the vote
                    1,168,354
                    --------------------

             (ii)   Shared power to vote or to direct the vote
                    0
                    --------------------

             (iii)  Sole power to dispose or to direct the disposition of
                    1,168,354
                    --------------------


             (iv)   Shared power to dispose or to direct the disposition of
                    0
                    --------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable



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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10. CERTIFICATIONS.

         Not applicable


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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 26, 2001
                                             ---------------------------------
                                             (Date)


                                             /s/ Lawrence S. Bohn
                                             ---------------------------------
                                             (Signature)


                                             Lawrence S. Bohn
                                             ---------------------------------
                                             (Name/Title)

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